PROXY VOTING POLICIES AND PROCEDURES
FOR
NUVEEN HYDEPARK GROUP, LLC

Introduction

Nuveen HydePark Group LLC (“HydePark”) provides investment management services in equity strategies to institutional accounts, including registered investment companies.

HydePark has engaged Institutional Shareholder Services, Inc. (“ISS”) to vote proxies for securities held in client accounts. A member of HydePark’s compliance department will monitor the administration of the voting, ensure that records were maintained in accordance with Rule 206(4)-6, and ensure that records of proxy voting information were made available to the accounts. Based on the information provided, each registered fund would be responsible for preparing and making any required filings (e.g., Form N-PX).

Exceptions to Voting Securities

HydePark may instruct ISS not to vote proxies in respect of securities of any issuer if it determines it would be in its clients' overall best interests not to vote. Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as HydePark deems appropriate under the circumstances.

Generally, HydePark would instruct ISS not to vote proxies associated with the securities of any issuer if as a result of voting, subsequent purchases or sales of such securities would be blocked. However, HydePark may decide, on an individual security basis that it is in the best interests of its clients for ISS to vote the proxy associated with such a security, taking into account the loss of liquidity. In addition, HydePark may instruct ISS not to vote proxies where the voting would in HydePark’s judgment result in some other financial, legal, regulatory disability or burden to HydePark or the client (such as imputing control with respect to the issuer).

To the extent that HydePark receives proxies for securities that are transferred into a client's portfolio that were not recommended or selected by HydePark and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), HydePark will generally instruct ISS to refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further HydePark’s interest in maximizing the value of client investments.
HydePark may agree to an institutional client’s special request to vote a legacy security proxy, and would instruct ISS to vote such proxy in accordance with its guidelines.

In addition, HydePark may determine: (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of disrupting the securities lending program would outweigh the benefits of voting in the particular instance or, (b) not to vote a proxy if, in its judgment, the expense and administrative inconvenience outweighs the benefits to clients of voting the securities.

Exceptions to ISS voting of proxies

If HydePark determines that it wishes to override ISS’s recommendations and vote the proxy, it must first determine whether voting the proxy would present it with a material conflict of interest.

Voting the securities of an issuer where the following relationships or circumstances exist is deemed to give rise to a material conflict of interest for purposes of these Policies and
Procedures:

The issuer is an investment advisory client of HydePark that pays (or is expected to pay) fees to HydePark in excess of 1% of HydePark’s annual revenue in the year in which the proxy is to be voted.

The issuer is an entity in which an executive officer of HydePark or a relative[1] of any such person is or was (within the past three years of the proxy vote) an executive officer or director or employee.

Any other circumstance that HydePark is aware of where HydePark’s duty to serve its clients’ interests, typically referred to as its "duty of loyalty," could be materially compromised.

A conflict of interest shall not be considered material for the purposes of these Policies and Procedures in respect of a specific vote or circumstance if the matter to be voted on relates to a restructuring of the terms of existing securities or the issuance of new securities or a similar matter arising out of the holding of securities, other than common equity, in the context of a bankruptcy or threatened bankruptcy of the issuer, even if a conflict described in the three bullets above is present.

In its process of determining whether there are material conflicts of interest, HydePark does not consider nonpublic information about the business arrangements of its affiliates or their officers and directors. Business arrangements that HydePark is not actively involved in shall not be deemed to raise a material conflict of interest for HydePark.

HydePark must document its reason(s) for voting the proxy in a manner contrary to ISS’s recommendations.

Recordkeeping and Retention

HydePark shall retain records relating to the voting of proxies, including:

[1] For the purposes of these Guidelines, "relative" includes the following family members: spouse, non-
minor children or stepchildren living in the same household.

Copies of these Policies and Procedures and any amendments thereto.

A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission (“Proxy Statement”) that HydePark receives regarding client securities.
Records of each vote cast on behalf of clients; these records may be maintained on an aggregate basis.

A copy of any documents created by HydePark that were material to making a decision on how to vote or that memorializes the basis for that decision.

A copy of each written request for information on how HydePark voted proxies on behalf of the client, and a copy of any written response by HydePark to any (oral or written)
request for information on how HydePark voted.

These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of HydePark’s fiscal year during which the last entry was made in the records, the first two years in an appropriate office of HydePark.

HydePark may rely on proxy statements filed on the SEC's EDGAR system or on proxy statements and records of votes maintained by ISS or another third party service provider.

Adopted: October 29, 2007